Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned persons hereby agrees and consents to this joint filing of Schedule 13G (including any and all amendments thereof) on their behalf pursuant to Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.  Each of these persons is not responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 4, 201

Jersey Partners Inc.

By:	/s/ Michael A. Gooch
Name: Michael A. Gooch
Title: President

N-Two LLC
By:	Jersey Partners Inc., its managing member

By:	/s/ Michael A. Gooch
Name: Michael A. Gooch
Title: President

Magnetic Management LLC
By:	Jersey Partners Inc., its sole member

By:	/s/ Michael A. Gooch
Name: Michael A. Gooch
Title: President

Michael A. Gooch

/s/ Michael A. Gooch